Reg. No. __________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WPS Resources Corporation

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)			39-1775292 (I.R.S. Employer Identification No.)

700 North Adams Street
P.O. Box 19001
Green Bay, Wisconsin 54307-9001
                        (920) 433-4901
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

LARRY L. WEYERS, Chairman, President, and Chief Executive Officer WPS Resources Corporation 700 North Adams Street, P.O. Box 19001 Green Bay, Wisconsin 54307-9001 Telephone Number: 920-433-1334		MICHAEL S. NOLAN Foley & Lardner 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Telephone Number: 414-297-5672

(Name, address, including zip code, and telephone number
including area code, of agent for service)
_______________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time after the effective date of this registration statement, as the registrant shall determine in light of market conditions and other factors

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

   If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐

________________________ CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $1.00 par value	1,500,000	$34.365	$51,547,500	$12,887
Common Stock Purchase Rights	1,500,000	(2)	(2)	(2)

(1) Estimated solely for the purpose of computing the registration fee based on the average of the low and high prices as reported on the New York Stock Exchange Composite Transactions on March 9, 2001.

(2) The Common Stock Purchase Rights (the "Rights") of WPS Resources Corporation are attached to and trade with the Shares of WPS Resources Corporation Common Stock being registered hereunder. The value attributable to such Rights, if any is reflected in the market price of the common stock.

The Prospectus contained in this Registration Statement is a combined Prospectus pursuant to Rule 429 and relates to Registration No. 33-61991.

(LOGO)

WPS Resources Corporation

___________

Stock Investment Plan
Prospectus

___________

Common Stock

 ___________

The date of this Prospectus is

____________, 2001

CONTENTS
THE COMPANY	2

FORWARD-LOOKING STATEMENTS	3

PURPOSES, ADVANTAGES AND DISADVANTAGES OF PLAN, AND ELIGIBILITY
1. What are the purposes of the Plan?	4
2. What are the advantages of the Plan?	4
3. Are there disadvantages to investing under the Plan?	5
4. Who is eligible to participate in the Plan?	5

ADMINISTRATION
5. Who administers the Plan?	6

PROCEDURE FOR JOINING - ENROLLMENT AND AUTHORIZATION FORMS
6. How and when may I enroll in the Plan?	7
7. What does the Enrollment Form provide?	8
8. How do I become a participant under the Plan if I am not a WPS Resources shareholder or employee?	9
9. How do I make optional cash payments?	10

SOURCE OF SHARES - PURCHASE PRICES - INVESTMENT PERIODS
10. What is the source of shares purchased under the Plan?	12
11. How do you determine my purchase price?	12
12. When will you invest my funds under the Plan?	13
13. How many shares will you purchase for me during each Investment Period?	14
14. Do I incur any fees or expenses?	14
15. Can I withdraw or sell shares held in my Plan account without terminating my participation in the Plan?	14
16. How and when may I terminate participation in the Plan?	16
17. When may I rejoin the Plan?	17

-i-

CERTIFICATES FOR SHARES - ACCOUNTS - REPORTS
18. Will I receive certificates for shares purchased?	17
19. In whose name will you maintain accounts and in whose name will you register certificates when issued?	17
20. May I transfer certificates for shares of my Common Stock registered in my name into a Plan account for safekeeping?	18
21. What reports and other information will you send to me?	18

OTHER INFORMATION
22. What happens if WPS Resources issues a stock dividend, declares a stock split, or has a rights offering?	19
23. How will my shares be voted at meetings of shareholders?	20
24. What is the responsibility of WPS Resources under the Plan?	20
25. Who interprets and regulates the Plan?	20
26. Can you suspend, modify, or terminate the Plan?	20

FEDERAL INCOME TAX CONSEQUENCES	21

PLAN OF DISTRIBUTION	22

IMPORTANT CONSIDERATIONS	23

USE OF PROCEEDS	23

AVAILABLE INFORMATION	24

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	25

LEGAL OPINION	26

EXPERTS	26

-ii-

WPS RESOURCES CORPORATION
Stock Investment Plan

    The accompanying Prospectus describes our Stock Investment Plan. The Plan provides a simple and convenient method for purchasing additional shares of our Common Stock without incurring brokerage commissions or service charges. Please review the Prospectus carefully and retain it for future reference.

    As a participant in the Plan, you have three alternatives:

    Full Dividend Reinvestment. You may reinvest cash dividends on common shares you hold now and in the future by purchasing additional Common Stock at market price. You may also invest at market price optional cash payments of not less than $25 per payment nor more than $100,000 per calendar year.

    Partial Dividend Reinvestment. You may reinvest less than all cash dividends on common shares you hold by purchasing additional Common Stock at market price and we will pay the remaining dividends to you in cash. You may also invest optional cash payments of not less than $25 per payment nor more than $100,000 per calendar year at market price.

    Optional Cash Payments. While continuing to receive cash dividends, you may invest at market price by making optional cash payments of not less than $25 per payment nor more than $100,000 per calendar year.

    You may make optional cash payments by personal check, money order, bank draft, or automatic deduction from your bank account.

    If you are not currently participating in the Plan and wish to do so, please complete an Authorization Form. Beneficial owners whose shares are registered in a name other than their own (for example, in the name of a broker or bank nominee) may participate in the Plan. This can occur by having those shares transferred into their own name, or by specifically authorizing and directing their nominee to participate for their account.

    If you have questions about the Plan, refer to the back cover of this booklet for information on contacting our Shareholder Services Department.

-iii-

PROSPECTUS
2,500,000 Shares
WPS RESOURCES CORPORATION
Stock Investment Plan
Common Stock
($1 Par Value)

    With this Prospectus, we offer an opportunity to purchase our Common Stock, $1 par value under our Stock Investment Plan. Participation in our Plan is open to:

    (1) shareholders of record of our Common Stock,

    (2) our employees or employees of one of our majority-owned subsidiaries,

    (3) our stock-based employee benefit plans, and

    (4) members of the general public, including our customers, who wish to join our plan.

    As a participant in our Plan, you may use your quarterly Common Stock dividends to purchase additional Common Stock. As a participant, you also have the option of making supplemental cash payments of not less than $25 per payment subject to a maximum of $100,000 per calendar year (except for our stock-based employee benefit plans) to purchase additional shares of our Common Stock and to have the dividends on that stock reinvested under the Plan.

    The price of each share of our Common Stock purchased under the Plan will be 100% of market value, determined as provided in the Plan. As a participant you do not pay brokerage fees or commissions when purchasing shares under the Plan. We bear the cost of administering the Plan.

    To the extent required by applicable law in certain states, shares of Common Stock offered under the Plan to certain persons in those states are offered only through Firstar Bank, N.A. or a registered broker/dealer in those states.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete.

The date of this Prospectus is __________, 2001.

THE COMPANY

    WPS Resources Corporation, incorporated in 1993, is a holding company based in Green Bay, Wisconsin. Five major subsidiaries provide products and services in both regulated and nonregulated energy markets. Its executive offices are located at 700 North Adams Street, Green Bay, WI 54301. Its telephone number is 920-433-4901.

    Wisconsin Public Service Corporation is a regulated electric and natural gas utility serving northeastern and central Wisconsin and an adjacent portion of Upper Michigan. Wisconsin Public Service, formed in 1883, serves electric and natural gas customers while providing a full range of products and services customarily offered by regulated electric and gas utilities.

    Upper Peninsula Power Company is a regulated electric utility serving 10 of the 15 counties in Upper Michigan. Formed in 1947, Upper Peninsula Power provides a full range of electric products and services to customers.

    WPS Resources Capital Corporation, formed in 1999, is an intermediate holding company for our nonregulated subsidiaries.

    WPS Energy Services, Inc. provides energy and related services to wholesale and retail customers in the nonregulated energy marketplace. Formed in 1994, WPS Energy Services provides natural gas, electric and alternate fuel products, real-time energy management services, energy utilization consulting, and project management services. Principal operations are located in Wisconsin, Ohio, Michigan, Illinois, and Maine.

    WPS Power Development, Inc., formed in 1994, develops, owns, and operates nonregulated electric generation facilities and provides services to the electric power generation industry nationwide. WPS Power Development's services include acquisition and investment analysis, project development, engineering and management services, and operations and maintenance services. Its areas of expertise include fossil and hydro generation, cogeneration, distributed generation, generation from renewables, and generation plant repowering projects.

FORWARD-LOOKING STATEMENTS

    Certain statements we make in this Prospectus, including the documents incorporated by reference, constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," and other similar words. Although we believe we have been prudent in our plans and assumptions, there can be no assurance that indicated results will be realized. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated.

    Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise. We recommend that you consult any further disclosures we make on related subjects in our 10-Q, 8-K, and 10-K reports to the Securities and Exchange Commission.

    The following is a cautionary list of risks and uncertainties that may affect the assumptions which form the basis of forward-looking statements relevant to our business. These factors, and other factors not listed here, could cause actual results to differ materially from those contained in forward-looking statements.

  General economic, business, and regulatory conditions
  Legislative and regulatory initiatives regarding deregulation and restructuring of the utility industry which could affect costs and investment recovery
  State and federal rate regulation
  Growth and competition and the extent and timing of new business developments in the markets of subsidiary companies
  The performance of projects undertaken by subsidiary companies
  Business combinations among our competitors and customers

  Energy supply and demand
  Financial market conditions, including availability, terms, and use of capital
  Nuclear and environmental issues
  Weather and other natural phenomena
  Commodity price and interest rate risk

PURPOSES, ADVANTAGES AND DISADVANTAGES OF PLAN, AND ELIGIBILITY

1. What are the purposes of the Plan?

    The Plan has two purposes. First, it provides our shareholders, employees of our company and its subsidiaries, our stock-based employee benefit plans, and potential investors in our company with a convenient and economical method to purchase our Common Stock and reinvest cash dividends. Second, the Plan provides us with the ability to sell our authorized but unissued shares of Common Stock (or treasury shares, if any) to participants which will provide additional equity funds for general corporate purposes.

2. What are the advantages of the Plan?

    The advantages of the Plan include the following:

    a. You do not pay brokerage commissions, fees, or service charges in connection with purchases of shares under the Plan or for participating in the Plan.

    b. Firstar Bank, N.A., which is acting as custodian for shares acquired under the Plan or any successor custodian, or a nominee for the custodian or the participants under the Plan holds the shares purchased under the Plan in its name, and credits the shares purchased under the Plan to a separate account for each participant. This relieves you, as a participant in the Plan, of the responsibility for the safekeeping of multiple certificates for shares purchased, and it protects you against loss, theft, or destruction of stock certificates.

    c. We will furnish to you a statement for your Plan account after each transaction (that is, the purchase, sale, withdrawal, or transfer of shares), to simplify your recordkeeping.

    d. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to your account. You are credited with dividends on both the full and fractional shares held under the Plan.

3. Are there disadvantages to investing under the Plan?

    Disadvantages of the Plan include the following:

    a. You have no control over the price, and, in the case of Common Stock of WPS Resources purchased or sold in the open market, the time at which such shares are purchased or sold for your account. You bear the market risk associated with fluctuations in the price of our Common Stock pending completion of a purchase or sale of shares for your account.

    b. No interest will be paid on funds held for you pending investment under the Plan.

    c. There are only two Investment Periods each month. We must receive optional and initial cash investments on or before the 3rd day or the 18th day of the month to be invested during the Investment Periods in that month. The Investment Periods generally commence on or about the 5th and the 20th days of the month. Purchases may be made over a period of several days in the case of open market purchases. Monies received after the cutoff date will be held until the next Investment Period.

4. Who is eligible to participate in the Plan?

    You are eligible to participate in the Plan, provided that:

    (a) you meet the requirements for participation described under Question 6 below; and

    (b) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to WPS Resources, the Plan, or such person.

    Our stock-based employee benefit plans may also participate in the Plan.

    Also, our employees and employees of our majority-owned subsidiaries may participate in the Plan by means of payroll withholding.

    If you own shares which are registered in someone else's name (such as in the name of a broker, nominee, or trustee) and desire to participate in the Plan, you can join by either:

    (a) transferring those shares of Common Stock which you wish to be part of the Plan into your name, or

    (b) requesting the broker, nominee, or trustee to participate in the Plan on your behalf.

    Your ability to make optional investments under the Plan through a broker, nominee, or trustee, however, may be limited depending upon the amount of optional investments made by the record holder for its own account or the account of other investors. Optional investments are limited to $100,000 per calendar year for each person or entity (except for our stock-based employee benefit plans) directly participating in the Plan.

ADMINISTRATION

5. Who administers the Plan?

    Our Shareholder Services Department administers the Plan. Please mail inquiries and other communications relating to the Plan to the following address:

Shareholder Services Department
WPS Resources Corporation
P. O. Box 19001
Green Bay, WI 54307-9001

    If you would rather call, you may reach us by dialing 1-800-236-1551 or 920-433-1050.

    You can also contact us via e-mail. Our e-mail address is investor@wpsr.com.

    You can order or download a Stock Investment Plan Prospectus and enrollment forms using the Internet at http://www.wpsr.com under Financial Information.

    An independent securities broker-dealer registered under the Securities Exchange Act of 1934 will purchase and sell shares of Common Stock as the agent for the participants in the Plan. We will pay or deliver dividends and optional cash payments which are to be invested under the Plan to an escrowed account maintained with a bank or as directed by the independent broker-dealer, promptly following receipt. The independent broker-dealer will apply those funds to the purchase of Common Stock at the next Investment Period.

    We will not provide investment advice with respect to participation in the Plan.

PROCEDURE FOR JOINING - ENROLLMENT AND AUTHORIZATION FORMS

6. How and when may I enroll in the Plan?

    You may enroll in the Plan by completing and signing an Enrollment Form. You can obtain Enrollment Forms from us by writing, by telephone, by e-mail, or by ordering a Stock Investment Plan Prospectus on the Internet. You can also download an Enrollment Form from the Internet at http://www.wpsr.com under Financial Information.

    You will become a participant after we have received and accepted a properly completed Enrollment Form, together with an initial investment of not less than $100.

    If you are an existing shareholder, you will become a participant by completing an Authorization Form and returning it to us.

    If you authorize the reinvestment of dividends, your dividends will be reinvested beginning with the first dividend paid after the next record date for Common Stock following receipt of your properly completed Enrollment Form or Authorization Form. Common Stock record dates are normally the last business day of February, May, August, and November.

    The independent broker-dealer will invest under the Plan an optional cash payment received on or before the 3rd day or the 18th day of any month with or after receipt of an Enrollment Form or an Authorization Form during the next Investment Period following receipt of the payment. Investment Periods generally commence about the 5th and the 20th days of each month and continue until the independent broker-dealer is able to complete all purchases of Common Stock required to be made under the Plan for that Investment Period. An optional payment received after the 3rd day or the 18th day of any month will be invested during the second succeeding Investment Period. For example, if the payment is received on the 4th day of the month, it will not be invested until the second Investment Period of the month which generally commences on the 20th day of the month. If the payment is received on the 19th day of the month, it will not be invested until the second succeeding Investment Period meaning that it would miss the Investment Period that begins on the 20th but would be eligible for the Investment Period beginning on the 5th of the following month.

7. What does the Enrollment Form provide?

    The Enrollment Form authorizes us to:

    (a) Enroll you in the Plan.

    (b) Apply the initial investment and subsequent dividends or optional payments, if any, to the reinvestment provisions of the Plan.

    (c) To hold shares of Common Stock for you pursuant to the Plan.

    The Enrollment Form also authorizes the independent broker-dealer to purchase shares of Common Stock for you pursuant to the Plan. As you complete the Enrollment Form, you must indicate how you wish to participate in the Plan. The following options are available:

    Full Dividend Reinvestment and Optional Cash Payments. We will reinvest dividends on all shares of stock registered in your name and on all shares which are subsequently acquired. We will also reinvest dividends on all shares held in your Plan account, and you are eligible to, but are not required to, make optional cash payments (see the answer to Question 9).

    Partial Dividend Reinvestment and Optional Cash Payments. We will continue to pay dividends to you in cash on the number of shares specified by you on the Enrollment Form. We will reinvest dividends on all other shares, whether held in your Plan account or registered in your name. You are eligible to, but are not required to, make optional cash payments.

    No Reinvestment. We will pay to you in cash dividends on shares registered in your name and on shares held in your Plan account. You are eligible to, but are not required to, make optional cash payments.

    Optional Cash Payments. You may use this election in combination with any of the investment options. Under this option, we will use any optional cash payments received from you to purchase additional shares of Common Stock under the Plan.

    Automatic Investment Option. You may use this election in combination with any of the investment options. Under this option, you may authorize the deduction of payments from your checking or savings account automatically once each month, on the 3rd day of the month, by electronic means for investment in the Plan as optional cash payments. You must allow 30 days to initiate this feature or to make any changes in the amount or bank account from which the funds are withdrawn.

    As described above, you may make optional cash payments regardless of which Investment option box is checked on the Form.

    If you wish to change your chosen method of participation in the Plan, you must file a new Authorization Form.

     We will reduce the amount of dividends reinvested by any amount which is required to be withheld under an applicable tax or other statute.

8. How do I become a participant under the Plan if I am not a WPS Resources shareholder or employee?

    If you are not a record holder of our Common Stock, you must include a minimum initial investment of at least $100 in United States dollars with your completed Initial Enrollment Form. You may make the initial investment by personal check or money order payable to WPS Resources Corporation Stock Investment Plan. Do not send cash.

    An initial investment may not exceed $100,000 (except for our stock-based employee benefit plans). We will not pay interest on funds held under the Plan pending investment. Accordingly, you should transmit funds so that they reach us on or before the 3rd day or the 18th day of a month.

    You may stop the investment of an initial payment (and receive a refund of that amount) by notifying us in writing, provided that we receive the written communication not later than the 3rd day or the 18th day of the month in which the initial investment is to be made. No refund of a check or money order will be made until we have collected the funds.

9. How do I make optional cash payments?

     All Participants

    Investment by Check. After you have joined the Plan; you may make an optional cash payment, which must be in United States dollars, by mailing or delivering to us a check, money order, or bank draft payable to WPS Resources Corporation Stock Investment Plan. A remittance form should accompany each payment; however, you may forward the first optional cash payment without the remittance form. We will not pay interest on optional cash payments. Therefore, we recommend that you make optional payments in time to reach us on or before the 3rd day or the 18th day of any month.

    Automatic Investment Option. As an alternative to sending checks, money orders, and bank drafts for optional cash payments, you may elect to have funds automatically withdrawn every month from your checking or savings account at a qualified financial institution. You may elect the automatic cash withdrawal option by providing the requested information on the Authorization Form, providing the necessary bank account and monthly withdrawal amount information, and submitting it, together with a voided blank check or checking or savings account deposit slip, to the plan administrator. You may change the amount of money authorized for withdrawal or terminate an automatic monthly withdrawal of funds by either completing and submitting to us a new Authorization Form or writing a letter to us. To be effective, we must receive the new Authorization Form or letter not less than 30 days before the effective date of the withdrawal.

    Minimum and Maximum Amounts for Optional Cash Payments. Optional cash payments may differ in amount, and you are not obligated to make optional cash payments on a regular basis. An optional cash payment must be at least $25 per payment. Your optional cash payments, including the initial investment, may not exceed $100,000 in any calendar year (except for our stock-based employee benefit plans). We will return to you payments of less than $25, and all amounts in excess of the $100,000 cumulative annual limitation.

    Payments with Insufficient Funds. We will impose a $25 service charge for any check or other deposit for an optional cash investment returned unpaid. If the deposit is returned, we will consider the investment "void" and we will sell any shares credited to your account in anticipation of receiving the payment to cover the transaction and the service charge. The number of shares of Common Stock sold may exceed the number of shares purchased with the returned deposit due to fluctuations in the market price and to the service charge.

    You may stop the investment of your optional cash payment (and receive a refund of that amount) without withdrawing from the Plan by notifying us in writing, provided that the written communication is received by us no later than the 3rd day or the 18th day of any month. We will not refund an optional cash payment until we have actually collected the funds.

     Employee Participants

    If you are an employee of ours or one of our majority-owned subsidiaries, you may also participate in the Plan by means of payroll withholding. The $100 and $25 minimum for initial investment and optional cash payments will not apply to investments made through payroll deduction. To initiate payroll deductions, an employee must complete and submit a signed Employee Enrollment Form to the Shareholder Services Department.

    We will promptly process Employee Enrollment Forms so that the payroll deduction begins as soon as possible. We will withhold the amount authorized from each of your paychecks. We will invest all amounts withheld from your paycheck during the next Investment Period. We will not pay interest on funds pending investment.

    You may change or discontinue payroll withholding by submitting a new signed Employee Enrollment Form indicating the change desired. A new withholding form will not affect the authorization to invest amounts previously withheld.

SOURCE OF SHARES - PURCHASE PRICES - INVESTMENT PERIODS

10. What is the source of shares purchased under the Plan?

    Shares of Common Stock purchased under the Plan will be either newly issued shares or treasury shares held by us or, at our option, can be shares that the independent broker-dealer selected by us purchases in the open market. The primary consideration in determining the source of shares of Common Stock for purchases under the Plan will be our desire or need to increase equity capital. If we do not desire or need to raise equity funds externally, the independent broker-dealer will purchase shares of Common Stock for you as a Plan participant. We will not change our determination regarding the shares (that is, from issuing new shares or using treasury shares to purchasing shares in the open market) more than once in any calendar quarter. We will not exercise our right to change the source of purchases of shares of Common Stock without a determination by our Board of Directors or our Chief Financial Officer that the need to raise additional capital has changed or that there is another valid reason for the change.

11. How do you determine my purchase price?

    Under the Plan, the price for shares we issue (or treasury shares) will be the average of the high and low prices of our Common Stock as reported in New York Stock Exchange composite transactions on the first day of the Investment Period (the 5th or 20th days of the month) in which trading of our shares occurs (or if our Common Stock does not trade on the Exchange on that date, on the next day on which trading occurs).

    The price for shares purchased on the open market during an Investment Period will be the weighted average price of all shares purchased by the independent broker-dealer during that Investment Period. We will round any fraction of a cent to the nearest cent. We will pay all brokerage commissions and other fees in connection with the purchase of shares for the Plan. The prices determined as described above apply to purchases with reinvested dividends and with initial or optional cash payments.

12. When will you invest my funds under the Plan?

    Optional Cash Payments. We will make purchases for optional cash payments twice each month. We will invest funds received on or before the 3rd day or the 18th day of the month during the next Investment Period in that month (which generally commences on or about the 5th day and the 20th day of the month, respectively). Funds received after the 3rd day or the 18th day of a month will be invested during the second succeeding Investment Period. For example, if we receive the payment on the 4th day of the month, we will not invest it until the second Investment Period in the month which generally commences on the 20th day of the month.

     Automatic Investment Option. If you participate in the automatic investment option, your bank will deduct your investment from your bank account and transfer it to us on the 3rd day of the month, and we will invest it in the first Investment Period each month (which normally commences on or about the 5th day of the month).

    Dividend Reinvestments. We will invest dividends reinvested under the Plan on the dividend payment dates (generally March 20, June 20, September 20, and December 20) or the first business day following a payment date.

    The independent broker-dealer may begin making open market purchases prior to the applicable Investment Period and, at its discretion, may purchase the shares over a period of several days in order to minimize price fluctuations.

    The independent broker-dealer will use its best efforts to apply all initial and optional cash payments to the purchase of Common Stock within 35 days of receipt of the funds by us and will use its best efforts to invest all dividends for the purchases within 30 days of the dividend payment date, subject to any applicable requirements of federal securities laws relating to the timing and manner of purchases of Common Stock under the Plan. Any dividends we do not use within 30 days of their payment to buy shares of Common Stock we shall return to you and we shall return to you any other funds not used to buy such shares within 35 days of receipt.

13. How many shares will you purchase for me during each Investment Period?

    The number of shares, including fractional shares, purchased will depend on the amount of dividends and the amount of optional cash payments, if any, which we are investing during the Investment Period and on the price of the shares determined as provided in the answer to Question 11. You cannot direct the purchase of a specific number of shares for your Plan account.

14. Do I incur any fees or expenses?

    There are no brokerage commissions, fees, or service charges for the purchase of shares under the Plan or for participating in the Plan. You may incur certain charges if you request us to sell your shares through the Plan. (See the answers to Questions 15 and 16.)

15. Can I withdraw or sell shares held in my Plan account without terminating my participation in the Plan?

    You may at any time direct us to issue certificates or sell any number of shares held in your Plan account by furnishing a written request to us as follows:

     To Receive Certificates for Shares:

    Your written request must indicate the number of shares to be certificated from your Plan account. All registered owners must sign the request.

    We will register the certificates for shares withdrawn from the Plan in your name exactly as shown on the account registration. We do not require guarantees of signatures. Upon request, we can register the certificates in another manner. In that case, registered owners must sign the request and an entity participating in the Securities Transfer Agents Medallion Program must guaranty their signatures.

    We will issue to you without charge certificates for shares withdrawn from the Plan. We will not issue certificates for fractions of shares under any circumstances.

    If you participate in the Plan under the Full Dividend Reinvestment option, we will continue to reinvest dividends on any shares you withdraw from the Plan in certificated form. If you participate in the Plan under the Partial Dividend Reinvestment option, we will continue to remit to you dividends on the number of shares indicated on your Authorization Form. If you participate in the Plan under the No Reinvestment option, we will pay dividends on the shares you withdraw from the Plan in certificated form by check.

     To Sell Shares:

    Your written request must indicate the number of shares to be sold from your Plan account and must bear the signature of all registered owners.

    We will accumulate sale requests from participants and, approximately every five business days, will submit a sale request to the independent broker-dealer on behalf of those participants. We will remit to you the proceeds of the sale, less brokerage commission. We will allocate brokerage commissions to you based on the rate we negotiate with the independent broker-dealer.

    Any shares you request to be sold may, at the option of the independent broker-dealer, be purchased on behalf of the Plan with any available funds being invested under the Plan. If purchased with Plan funds, the purchase price will be the average of the high and low prices of our Common Stock as reported in New York Stock Exchange composite transactions on the date we receive the request for such sale (or, if our Common Stock is not traded on the Exchange on that date, on the next day on which it is traded). We will pay the sale proceeds to you. You will not pay brokerage commissions. We will not permit our officers and directors, including those officers and directors of our wholly-owned subsidiaries, to sell shares in this manner.

    Be aware that the price of our Common Stock may rise or fall during the period between requesting a sale and the actual sale. You will bear any risk associated with any change in price.

16. How and when may I terminate participation in the Plan?

    You may terminate participation in the Plan at any time by notifying us in writing. Your notification should include instructions as to whether we are to withdraw the shares from the Plan and issue them to you in certificated form or to sell the shares through the Plan. We will withdraw whole shares in certificated form or sell the shares as described in the answer to Question 15, under To Sell Shares. When we terminate your account, we will make a cash payment for any fractional shares remaining in the account. We will not issue a fractional share in certificated form, but we will group the fractional shares with other fractional shares and sell them using the procedure for sale of whole shares described in the answer to Question 15, under To Sell Shares.

    If we receive your request to terminate Plan participation on or before the 10th day of a month when dividends would be paid (March, June, September or December), we will pay to you any dividend and any optional cash payments which would otherwise have been invested during the next Investment Period. If we receive your request to terminate Plan participation after the 10th day of a month when dividends would be paid (March, June, September or December), we will invest any dividend and any optional cash payments scheduled to be invested and then terminate your enrollment in the Plan. We will pay all future dividends on shares registered in your name to you.

    We may terminate your participation in the Plan after mailing a Notice of Intention to Terminate to you at the address which appears on our records.

17. When may I rejoin the Plan?

    Generally, you may again become a participant at any time subject to the eligibility requirements (see answer to Question 4). However, we reserve the right to reject any Enrollment Form from a previous participant on the grounds of excessive joining and termination. Such reservation is intended to minimize administrative expenses and to encourage use of the Plan as a long-term investment service.

CERTIFICATES FOR SHARES - ACCOUNTS - REPORTS

18. Will I receive certificates for shares purchased?

    We will not automatically deliver to you certificates for shares purchased under the Plan. We will credit the shares purchased for you to your Plan account and will show them on your statement of account. However, if you wish to obtain certificates for any number of whole shares credited to your account without withdrawing from the Plan, you may do so in the manner described in the answer to Question 15, under To Receive Certificates for Shares.

19. In whose name will you maintain accounts and in whose name will you register certificates when issued?

    We will maintain your Plan account in the name or names which appear on our shareholder records.

    In the case of an employee who participates in the Plan only by making optional cash payments via payroll withholding, we will maintain the Plan account in the employee's name as shown on our payroll records.

    We will register certificates for shares when issued to you, in the name or names in which we maintain your account. We will issue certificates in such other name(s) as you may request as described in the answer to Question 15, under To Receive Certificates for Shares.

20. May I transfer certificates for shares of my Common Stock registered in my name into Plan account for safekeeping?

    To provide for safekeeping, you may transfer certificates for shares of our Common Stock registered in your name into a Plan account. You should forward the certificates for those shares along with an Authorization Form to the Shareholder Services Department, WPS Resources Corporation, 700 North Adams Street, P. O. Box 19001, Green Bay, WI 54307-9001, with a letter instructing us to transfer the shares to your Plan account. Do not endorse the certificates.

    We recommend that you send any certificates mailed to us by registered mail and insure the certificates. We reserve the right to limit the number of shares which we will hold for safekeeping and to set minimum time periods for retention of shares under the Plan. You may sell or withdraw additional shares deposited under the Plan as described under Question 15.

    We will transfer the shares of our Common Stock deposited for safekeeping to Firstar Bank, N.A. as custodian for you and credited to your Plan account. Thereafter, we will treat such shares of Common Stock in the same manner as shares of Common Stock purchased under the Plan and credited to your accounts. We will pay to you, or reinvest in shares of Common Stock in accordance with the reinvestment election designated on your Authorization Form, dividends paid on shares of Common Stock credited to your account that you deposited into the Plan for safekeeping.

21. What reports and other information will you send to me?

    You will receive a Plan statement of account following each transaction with respect to shares for your Plan account. We will furnish to you a final statement for a calendar year on or before January 31 of the following year. It will show (separately for shares purchased for your account with reinvested dividends and with optional cash payments):

  the number of shares purchased during the calendar year,
  the number of shares purchased during each Investment Period, and the purchase price of the shares purchased during each Investment Period.

    The statements provide a continuous record of transactions and you should retain them for income tax purposes (see "Federal Income Tax Consequences" on page 21). You will also receive copies of any amendments to the Prospectus relating to the Plan and will receive the same communications as any other shareholder, including annual reports, notices of annual meetings, and proxy statements.

OTHER INFORMATION

22. What happens if WPS Resources issues a stock dividend, declares a stock split, or has a rights offering?

    We will credit to your account any shares we distribute as a stock dividend on shares (including fractional shares) credited to your account under the Plan, or upon any split of such shares. We will mail directly to you stock dividends or splits distributed on all other shares held by you and registered in your own name. In a rights offering, we will base entitlement upon your total holdings, including those holdings credited to your account under the Plan. We will or the independent broker-dealer will sell rights applicable to shares credited to your account under the Plan, credit the proceeds to your account under the Plan, and apply the proceeds to the purchase of shares during the next Investment Period.

    If you wish to exercise, transfer, or sell the rights applicable to the shares credited to your account under the Plan, you must request, prior to the record date for the issuance of any such rights, that we transfer the whole shares credited to your account from the account and register them in your name.

23. How will my shares be voted at meetings of shareholders?

    We will vote plan shares in accordance with the proxy which we will furnish to you. You can vote your shares as described in the accompanying proxy statement. If you do not vote your proxy, we will not vote the shares. Participants, trustees, or administrators of stock-based employee benefit plans will vote shares held for the stock-based employee benefit plans in accordance with the terms of the plans.

24. What is the responsibility of WPS Resources under the Plan?

    In administering the Plan, neither we, the independent broker-dealer, nor any agent or affiliate of either of them will be liable for any act done in good faith, or for any omission to act in good faith, including without limitation, any claim of liability arising out of failure to terminate your account upon your death prior to the receipt of notice in writing of such death. However, this provision does not extend to liability resulting from violation of the federal securities laws.

    You should recognize that neither we nor the independent broker-dealer can assure you of a profit or protect you against a loss on shares purchased under the Plan.

25. Who interprets and regulates the Plan?

    We have the sole right to interpret and regulate the Plan.

26. Can you suspend, modify, or terminate the Plan?

    We have the right to suspend, modify, or terminate the Plan at any time. We will give to you notice of any suspension, modification, or termination of the Plan. In the event of termination of the Plan, we will deliver to you certificates for whole shares credited to your account under the Plan. We will make a cash payment for any fractional share based on the average of the high and low prices of our Common Stock reported in New York Stock Exchange composite transactions on the next day on which the Common Stock trades on the Exchange following the date of termination of the Plan.

FEDERAL INCOME TAX CONSEQUENCES

    This is a summary of the tax consequences related to the Plan. You should contact your tax advisor or the Internal Revenue Service for additional information.

    In general, if you reinvest your dividends in shares of our Common Stock, you will be treated for federal income tax purposes as having received a taxable dividend equal to the cash dividend reinvested. Your share of brokerage fees paid by us, if any, will be additional taxable income to you.

    Shares of our Common Stock purchased with reinvested dividends will have a tax basis equal to the amount of dividends reinvested, increased by any brokerage fees reported as taxable income to the participant. The holding period for these shares begins on the day following the "transaction date." The transaction date is the date all purchases are completed with respect to a particular Investment Period.

    Shares purchased with optional cash payments have a tax basis equal to the amount of those payments, increased by the amount of brokerage fees, if any, reported as taxable income to the participant with respect to those shares. The holding period for the shares begins on the day following the transaction date.

    We will not report any additional taxable income to you based upon the costs of administering the Plan.

    You will not recognize any additional taxable income when you withdraw whole shares from your accounts. You will recognize a gain or loss when you sell or exchange whole shares acquired under the Plan either through the Plan at your request or after withdrawal. You will also recognize a gain or loss when you receive cash payments for fractional shares credited to your accounts upon withdrawal from or termination of the Plan. The amount of a gain or loss is the difference between the amount which you receive for your fractional shares and your tax basis. Such a gain or loss will generally be a capital gain or loss. The gain or loss will be treated as any other capital gain/loss to you.

    If you are a foreign shareholder whose dividends are subject to United States income tax withholding or a domestic shareholder subject to backup tax withholding, we will deduct the tax required to be withheld from the amount of any cash dividend otherwise to be applied to the purchase of shares for your account under the Plan, and will apply the balance of the dividend to the purchase of shares. Since the withholding tax applies also to a dividend on shares credited to the Plan account, we will apply only the net dividend on shares to the purchase of additional stock. Regular statements sent to you will indicate the amount of tax withheld. Likewise, if you sell shares or terminate from the Plan and are subject to backup or other withholding, you will receive only the net proceeds from the sale or termination as required by the Internal Revenue Code and Internal Revenue Service regulations. We cannot refund withholding amounts.

    Tax consequences may differ among participants in the Plan. You should discuss your specific tax situation regarding participation in the Plan with your tax advisor. Future legislative, administrative, or judicial changes could significantly alter the tax treatment discussed above.

PLAN OF DISTRIBUTION

    We are offering our Common Stock pursuant to the Plan with this Prospectus. The terms of the Plan provide for the purchase of shares of our Common Stock, either newly issued shares or treasury shares, directly from us, or, at our option, by an independent broker-dealer on the open market. As of the date of this Prospectus, we are issuing new shares of our Common Stock for purchase under the Plan. The Plan provides that we may not change our determination regarding the source of purchases of shares under the Plan more than once in any calendar quarter. The primary consideration in determining the source of shares of Common Stock to be used for purchases under the Plan is expected to be our desire or need to increase equity capital. If we do not desire or need to raise equity funds externally, we will have an independent broker-dealer purchase shares of our Common Stock under the

Plan in the open market, subject to the limitation on changing the source of shares of Common Stock.

    We will pay all administrative costs and expenses associated with the Plan. We will pay all brokerage commissions and related service charges for shares of our Common Stock purchased in the open market. Participants will bear applicable taxes incurred on such commissions. There will be no brokerage commissions or related service charges for shares of our Common Stock purchased directly from us. Participants will bear the cost of brokerage commissions, related service charges, and any applicable taxes incurred on all sales of shares of our Common Stock made in the open market. We will include these costs as adjustments to sales and purchase prices. We estimate at this time that brokerage commissions and related service charges will not exceed 25 cents per share.

IMPORTANT CONSIDERATIONS

    We created the Stock Investment Plan to provide a useful service for our shareholders. We are not recommending that you buy or sell our Common Stock. You should use the Plan only after you have independently researched your investment decision.

    The value of our Common Stock may go up or down from time to time. Neither the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, nor anyone else insures Plan accounts.

    The Plan does not have any effect on our dividend policy, which is subject to the discretion of our board of directors. We make no representation as to the declaration of future dividends or the rate at which dividends may be paid, since they necessarily depend upon our future earnings, financial requirements, and other factors.

USE OF PROCEEDS

    Since purchases of Common Stock under the Plan may be purchases of (1) newly issued shares of Common Stock, (2) shares of Common Stock held in treasury, or (3) shares of Common Stock purchased in the open market, we do not know the number of shares of Common Stock, if any, that we ultimately will sell under the Plan. Proceeds from sales of newly issued or treasury shares of Common Stock will be used for general corporate purposes, including, without limitation:

    (1) the redemption, repayment, or retirement of our outstanding indebtedness or

    (2) the advance or contribution of funds to one or more of our subsidiaries to be used for their general corporate purposes, including, without limitation:

(a) the redemption, repayment, or retirement of indebtedness or

(b) preferred stock of one or more of those subsidiaries.

AVAILABLE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the Securities and Exchange Commission. Information, as of particular dates, concerning our directors and officers, their remuneration, their security holdings, the principal holders of our securities and any material interest of such persons in transactions with us, we disclose in proxy statements distributed to our shareholders and filed with the Securities and Exchange Commission. You can inspect and copy such reports, proxy statements, and other information at the offices of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, IL 60661; or 7 World Trade Center, 13th Floor, New York, NY 10048, and you can obtain copies of such material from the Public Reference Section of the Securities and Exchange Commission at Washington, D.C. 20549 at prescribed rates or on the Internet at http://www.sec.gov. In addition, you can inspect these reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

    We have filed with the Securities and Exchange Commission a registration statement on Form S-3 (which together with all amendments and exhibits we refer to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which we omit in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, see the Registration Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We have filed the following documents with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (File No. 1-11337) which we incorporate by reference into this Prospectus and consider a part of this Prospectus:

    a. WPS Resources' Annual Report on Form 10-K for the year ended December 31, 2000.

    All documents which we have filed pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of this offering we incorporate by reference in this Prospectus as of the date of filing such documents. Any statement contained in a document incorporated directly or incorporated by reference shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document, which also is incorporated directly or is incorporated by reference, modifies or supersedes such statement. Any such statement that is modified or superseded shall be considered a part of this Prospectus only in its modified or suspended form.

    We will provide to you, upon request and without charge, a copy of any or all of the documents referred to above which we have or may incorporate in this Prospectus by reference, other than the exhibits for those documents. You can request copies from:

Corporate Secretary
WPS Resources Corporation
P. O. Box 19001
Green Bay, WI 54307-9001

    You may also request a copy by calling 1-800-236-1551 or 920-433-1050.

    Current filings are also available on our web site at http://www.wpsr.com under Financial Information.

LEGAL OPINION

    Our counsel, Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, WI 53202 has rendered an opinion as to the validity of the shares of our Common Stock which we are offering pursuant to this Prospectus.

EXPERTS

    The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

WPS Resources Corporation

__________

SHAREHOLDER INQUIRIES

Telephone:
920-433-1050 or
1-800-236-1551

Street Address:
700 North Adams Street
Green Bay, WI 54301

Mailing Address:
Shareholder Services Department
WPS Resources Corporation
P. O. Box 19001
Green Bay, WI 54307-9001

Facsimile:
920-433-1526

Internet Address:
http://www.wpsr.com

Electronic Mail Address:
investor@wpsr.com

__________

TRANSFER AGENT AND REGISTRAR

Telephone:
414-276-3737 or
1-800-637-7549

Mailing Address:
Investor Services
Firstar Bank, N.A.
P. O. Box 2077
Milwaukee, WI 5320

PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

    The following table itemizes the expenses incurred by the Company in connection with the offering of the shares of Common Stock being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee and fees to regulatory commissions.
Item	Amount

Registration Fee- Securities and Exchange Commission	$12,887

Printing and Engraving Expenses	5,000

Legal Fees and Expenses	10,000

Accounting Fees and Expenses	5,000

Miscellaneous Expenses	1,000

Total	$33,887

Item 15. Indemnification of Directors and Officers.

    Pursuant to the Wisconsin Business Corporation Law and Article VI of the By-Laws of the Company, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses to the extent such officers or directors are successful on the merits or otherwise in connection with a proceeding, unless it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should also be noted that the Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights in on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

    The indemnification described above may be broad enough to cover liabilities under the Securities Act of 1933. The Company has purchased insurance permitted by the Wisconsin Business Corporation Law on behalf of its officers and directors which may cover liabilities under the Securities Act of 1933.

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Item 16. Exhibits.

    The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:
Exhibit No.	Exhibit

4.1

WPS Resources Corporation Restated Articles of Incorporation (Appendix B to Amendment No. 1 to the Registrant's Registration Statement on Form S-4, filed February 28, 1994 (Reg. No. 33-52199), is incorporated by reference herein)

4.2

WPS Resources Corporation By-Laws, as amended (incorporated by reference to Exhibit 3B-1 to Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 filed February 28, 2001 (File No. 1-11337).

4.3

Copy of Rights Agreement, dated December 12, 1996, between WPS Resources Corporation and Firstar Trust and Company (Incorporated by reference to Exhibit 4.1 to Form 8-A filed December 13, 1996 (File No. 1-11337).

4.4	Wisconsin Public Service Corporation Stock Investment Plan (included on pages 4-21 of the Registration Statement).

5	Opinion of Foley & Lardner

23.1	Consent of Arthur Andersen LLP

23.2	Consent of Foley & Lardner (contained in Exhibit 5).

24	Powers of Attorney

Item 17. Undertakings.

    The undersigned registrant hereby undertakes:

    1.    that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    2.    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused such Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on this 12th day of March, 2001.

WPS RESOURCES CORPORATION
(the "Company" or the Registrant")

By:/s/ Barth J. Wolf
Barth J. Wolf
Secretary and Manager-Legal Services

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on March 12, 2001, by the following persons in the capacities indicated.
Name	Capacity

/s/ Daniel P. Bittner Daniel P. Bittner	Principal Financial Officer

/s/ Diane L. Ford Diane L. Ford	Principal Accounting Officer

Larry L. Weyers* Chairman, President, Principal) Executive Officer and Director)
A. Dean Arganbright*	Director )	By: /s/ Barth J. Wolf Barth J. Wolf, Attorney-in-fact
Richard A. Bemis*	Director )
Robert C. Gallagher*	Director )
Kathryn M. Hasselblad-Pascale*	Director)
James L. Kemerling*	Director )
John C. Meng*	Director )

__________________________ Michael S. Ariens	Director

* Power of attorney is filed as an exhibit to this registration statement.

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